EXHIBIT 99.1
                                                                    ------------

Media Contacts:

Val Heusinkveld
Extended Systems
208-322-7575
val.heusinkveld@extendedsystems.com
-----------------------------------



       EXTENDED SYSTEMS ANNOUNCES RECEIPT OF NASDAQ DELISTING NOTIFICATION

                   NASDAQ RULE VIOLATION RELATED TO UNREVIEWED
                FINANCIAL STATEMENTS IN RECENTLY FILED FORM 10-Q

BOISE, Idaho--(November 18, 2004)--Extended Systems Incorporated (NASDAQ: XTND), a leading provider of mobile application solutions for the enterprise, announced that it received on November 17, 2004 a Nasdaq Staff Determination indicating its securities are subject to delisting from The Nasdaq National Market at the opening of business on November 29, 2004. The Company's recently filed Quarterly Report on Form 10-Q contained interim financial statements that had not been reviewed by an independent accountant; as such, the filing is incomplete and the Company fails to comply with the requirements for continued listing set forth in Marketplace Rule 4310(c)(14).

The Company intends to appeal Staff's determination by requesting a hearing before a Nasdaq Listing Qualifications Panel ("the Panel"). The Company's stock will continue to be listed while the appeal is pending. Effective November 19, 2004, the fifth character "E" will be added to the Company's trading symbol so that it will be changed from XTND to XTNDE. There can be no assurance that the Company's request for continued listing during the period it seeks to retain an independent accountant and complete the review of its interim financial statements for the quarter ended September 30, 2004 will be granted.

As previously announced by the Company, on October 28, 2004 its registered independent public accounting firm, Deloitte & Touche LLP ("Deloitte"), informed the Company they are not independent and cannot perform audit and quarterly review services for the fiscal year ending June 30, 2005, because one of Deloitte's member firms had rendered de minimis services for the Company. Due to the timing of Deloitte's withdrawal from the engagement, the Company was not able to engage an independent registered public accounting firm to complete a review of the Company's interim financial statements before the Company's Quarterly Report on Form 10-Q was required to be filed on November 15, 2004. The Company has not yet engaged an independent registered public accounting firm to replace Deloitte, but is actively engaged in discussions with several candidates.

About Extended Systems
----------------------
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company web site at www.extendedsystems.com.

Forward-Looking Statements
--------------------------
This press release contains forward-looking statements, including statements regarding the listing of the Company's common stock. These statements are subject to risks and uncertainties. These risks and uncertainties include the risk that we may not be successful in our appeal of The Nasdaq Stock Market's determination that our stock should be delisted and other risks as detailed from time-to-time in Extended Systems' SEC filings, including its 2004 Annual Report on Form 10-K filed September 29, 2004.